Exhibit 99

ALCOA

2005 Sustainability Highlights

Sustainability & Alcoa

Corporate Governance

Environment

Health & Safety

Our People

Community

Economic

CEO Statement

In January 2005 and 2006, Alcoa was named one of the most sustainable corporations in the world during a ceremony at the World Economic Forum in Davos, Switzerland. At the end of 2005, we were also named one of the top green companies in the world by BusinessWeek magazine and the Climate Group in recognition of our performance in reducing greenhouse gas emissions.

Such prestigious recognition of our sustainability efforts gives us great pride but also drives us to do even better. Within the pages of this 2005 highlights summary and our new approach to more comprehensive sustainability reporting on www.alcoa.com, you will see where we excelled, where we fell short, and where challenges remain.

Alain J. P. Belda

Chairman and Chief Executive Officer

On a personal level, my greatest disappointment in 2005 was the number of fatalities we experienced. Six people—two employees and four contractors—did not go home to their families at the end of their workday.

We must eliminate fatalities. This is not easy. If it were, we’d be there by now. However, we are taking additional actions that will build upon an already strong fatality prevention program, including taking steps to strengthen our incident investigation procedures to include a more rigorous examination of if and how our management systems contribute to fatalities. Additional details can be found in the Health & Safety section of our online sustainability reporting.

Other major developments in 2005 included the following:

•	We revised our 2020 Strategic Framework for Sustainability—a set of long-range goals to be achieved by 2020, with routine measurement to track our progress—to make it more comprehensive in terms of sustainability principles. We are currently inviting our stakeholders to provide comment on the interim metrics.

•	By the end of 2005, we achieved a landfilled waste reduction of more than 50% from a 2000 baseline. This continued to exceed our short-term target of a 50% reduction by 2007.

•	While our lost workday rate remained the same as 2004, our total recordable rate decreased 17%.

•	We initiated a global transformation of our human resources function to attract, develop, and retain the best talent.

•	Alcoa Foundation created the Conservation and Sustainability Fellowship Program, a unique US$8.6 million program to advance the knowledge in the field of conservation and sustainability through fellowships to outstanding academics and practitioners from non-governmental organizations.

•	We posted total revenues of US$26.2 billion, the highest in the company’s history.

We welcome your feedback about both our sustainability performance and reporting structure and encourage you to send an email to sustainability@alcoa.com or complete our online survey at www.alcoa.com/go/sustainability survey.

Alain J. P. Belda

Chairman and Chief Executive Officer

Table of Contents

Sustainability & Alcoa	2
Profile	6
Corporate Governance	7
Environment	8
Health & Safety	12
Our People	15
Community	17
Economic	20
Awards & Recognition	22

Forward-Looking Statements

Certain statements in this report relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by law, to update or revise any forward-looking statements. Some of the important factors that could cause actual results to differ materially from those in the forward-looking statements include: material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; the company’s inability to mitigate impacts from rising energy and raw material costs, employee benefit costs, or other cost inflation; the company’s inability to achieve the level of cost savings, productivity improvements or earnings or revenue growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, unplanned production outages, labor disputes, or other factors; political and economic risks associated with foreign activities, including fluctuations in foreign currency exchange rates or changes in the laws or governmental regulations or policies in the countries in which Alcoa operates; significant legal proceedings or investigations or the disposition of current proceedings or investigations other than as anticipated by Alcoa’s management; changes in Alcoa’s relationships with, or a significant downturn in the business or financial condition of, key customers or suppliers; and the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2005 and other SEC reports.

Sustainability & Alcoa

At Alcoa, sustainability is defined as using our values to build financial success, environmental excellence, and social responsibility through partnerships in order to deliver net long-term benefits to our shareowners, employees, customers, suppliers, and the communities in which we operate.

Our commitment to sustainability has a long history and is evident every day—from the way we live our values to our strategic framework for sustainability supported by clear targets for measuring progress toward achievement of Alcoa’s vision for 2020.

In our 2004 Sustainability Report, we discussed our sustainability journey reaching back into the history of the company. Our key challenge, as stated in that report, was to integrate sustainability into our organization in a more systematic way. Progress has been made:

•	We formed a sustainability team in 2004. During 2005, the group met and sought external viewpoints—from other companies and non-governmental organizations—to give a critique on the company’s performance. The feedback has been used to assist us in the development of our new online sustainability reporting structure, which provides easier access to case studies and current performance data.

•	A key step taken during 2005 to further integrate sustainability principles into our businesses and operating practices was the review and revision of our 2020 Strategic Framework for Sustainability, which is a set of long-range goals to be achieved by 2020, with routine measurement to track our progress.

Adapted from Shell 2003.

•	We formalized a more structured leadership council for our Environment, Health, and Safety (EHS) function. The council’s mission is to provide the appropriate people, processes, and systems to allow our businesses to succeed in meeting objectives flowing from our 2020 strategic framework.

•	The level of sustainability training increased significantly during 2005 at both the business unit and plant levels and will continue in 2006. The focus of the training is how to integrate sustainability thinking into business planning processes, projects, upgrades, expansions, etc.

As testament to our efforts to-date, we were named one of the top three most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland, in 2005. In 2006, we were again recognized as one of the most sustainable companies. These honors recognized our ability to meet the “triple bottom line,” a measure of value that balances the environmental, social, and economic impacts of a business.

In 2005, we also made progress in addressing the key sustainability issues and challenges identified in our 2004 report. We will continue to work on these items while addressing new ones, many of which are discussed throughout the various sections in our online sustainability reporting.

Alan Cransberg

President, Global Manufacturing

“I am proud that Alcoa continues to look for improvements in maximizing value in the communities in which we operate while reducing our footprint.”

2020 Framework

Our 2020 Strategic Framework for Sustainability, developed in 2000, has been very successful in raising awareness of environment, health, and safety issues at all levels within the company and driving improvement in these areas.

As part of our systematic approach to integrating economic, social, and environmental aspects throughout our business, we reviewed and updated the existing framework and supporting targets and metrics in 2005 to make them more comprehensive in terms of sustainability principles.

Sustainability & Alcoa

In January 2006, the Alcoa Executive Council approved the interim framework. Throughout this year, we will be seeking input from our external stakeholders regarding the framework and supporting targets and metrics before finalization. If you would like to provide feedback, please send an email to sustainability@alcoa.com.

The revised framework is built around six focus areas:

•	Economic benefit

•	Respect and protect people: employees

•	Respect and protect people: communities

•	Safe and sustainable products

•	Meet the needs of current and future generations through efficient resource use

•	Accountability and governance

		Draft Target	Draft Metric
Economic Benefit	1	Maintain a strong balance sheet	Debt to total capitalization consistently between 25% and 35%

Respect & Protect People: Employees	2	Elimination of occupational illnesses and injuries	Zero fatalities

			Zero lost workday rate

			Zero total recordable injuries

From base year 2006, achieve at least a 20% reduction in the number of employees requiring protective measures against unacceptable noise levels by 2008

From base year 2006, achieve at least a 20% reduction in the number of employees requiring protective measures against unacceptable workplace exposure to chemicals by 2008

	3	Healthy workforce	Number of employees participating in healthy workforce initiatives

	4	Ensure a workforce that reflects the diversity of the communities everywhere we operate	Further consultation required for metric to be developed

	5	Increase workforce performance	100% of salaried employees receiving annual performance feedback by 2006

Respect & Protect People: Communities	6	All Alcoa operations understand the communities in which they operate	100% of manufacturing locations implemented the Alcoa Community Framework by 2010

	7	Contribute to healthier, safer, and more sustainable communities everywhere we operate	40% of employees within a business unit or region volunteered in the community through ACTION, Bravo!, or Week of Service

Safe & Sustainable Products	8	Increase recycling of aluminum	25% recycled aluminum content in fabricated products by 2010; 50% by 2020

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.	3

		Draft Target	Draft Metric

Meet the Needs of Current and Future Generations through Efficient Resource Use	9	Improve resource use to reduce environmental “footprint”

From base year 2005:

10% reduction in selected material use by 2010

•      2006: Collect data

•      2007: Commence reporting

From base year 2000:

50% reduction in landfill waste by 2007; 75% reduction by 2010; 100% reduction by 2015

Reduce energy intensity by 10% by 2010

60% reduction in process water by 2009; 70% by 2010

From base year 1990:

25% reduction in greenhouse gas emissions by 2010. Assuming success with the inert anode technology, a 50% reduction by 2010

	10	Practice cleaner production to reduce environmental emissions/ impacts

From base year 2000:

60% reduction in sulfur dioxide (SO2) by 2010

50% reduction in volatile organic compounds (VOCs) by 2008; 60% reduction by 2010

30% reduction in nitrogen oxides (NOx) by 2007; 50% reduction by 2010; 85% reduction by 2015

80% reduction in mercury emissions by 2008; 90% reduction by 2010; 95% reduction by 2015

Zero water discharge by 2020

Accountability & Governance	11	High audit performance	No material weaknesses in the design or operation of internal controls over financial reporting, which are reasonably likely to adversely affect Alcoa’s ability to record, process, summarize, and report financial information

	12	Ethics and compliance	Resolution of 90% of cases reported on the Compliance Line within 12 working days by 2009

Providing this clear measurement of our progress both internally and externally will lead to stronger tactical planning for businesses through an integrated approach. We will provide ongoing updates about our progress against these targets and metrics in the various pages of our online sustainability reporting.

Sustainability & Alcoa

Bringing Sustainable Development to the Amazon

In the heart of the Amazon, a proposed bauxite mining project is serving as a microcosm of sustainability. How can Alcoa extract bauxite from the pristine Juruti region in the state of Pará, Brazil, and, in doing so, generate a positive social and economic effect on the local community without altering the region’s unique culture and heritage? How can the project leave behind enhanced environmental conditions once it is completed 25, 50, or 100 years from now?

In an effort to find the answers to these and other questions, Alcoa conducted and sponsored extensive surveys, studies, and field research that identified the region’s current environmental, socioeconomic, and cultural components.

Outcomes of this initial work included detailed environmental maps of the area that show archeological sites, protected areas, headwaters, and more. Other surveys identified current conditions of the physical environment (water streams, soil, groundwater, etc.), the region’s plants and animals, and the people of Juruti. The people survey included economic activities, quality of life, cultural and historical heritage, archeological heritage, and more.

Due to controversy arising from non-Alcoa projects in the Amazon, Alcoa deepened its understanding of potential social impacts in the short, medium, and long run through two key stakeholder and community opinion surveys to evaluate present and future concerns.

“Compared to other companies, Alcoa is concerned about not only extracting bauxite but also the development of this municipality and improving the living conditions of its people through initiatives in health, education, leisure, social welfare, and job and income creation,” said Edjânio Printes Figueira, president of Juruti City Council. “The company also respected and showed responsibility toward the local population by holding several public hearings to present the company’s objective in a transparent manner.”

The first public meeting in the city of Juruti attracted 6,000 people. The second took place in Santarém, with 1,000 participants. The last one occurred in Belém and had 700 attendees.

To prepare for the hearings, Alcoa organized about 70 pre-public hearings. Many were held in a customized boat that navigated about 300 kilometers (185 miles) of local rivers to reach citizens living along them. To foster involvement and increase understanding, Alcoa used stage acting during the meetings through a partnership with a non-governmental organization in Pará. Before holding such meetings, Alcoa visited the communities to be introduced to community leaders and to invite the citizens to the event. After the meetings, critical points were consolidated and used to support and improve the studies to come.

Alcoa also printed 21,000 communication pieces for distribution in the community. These included posters, personalized invitations, comic books, “Viva Comunidade” newsletter, calendars, and folders. The company also executed an advertising campaign that included 500 commercial spots, four mini-billboards, 15 banners spread over strategic parts of the city, and 100 showings of an institutional video. Complementing this work was a press initiative, including press conferences, gatherings, and interviews.

“Alcoa has a way of thinking that is different from ours as public officials, and we have some disagreements that we have already explained on various occasions,” said Manoel Henrique Gomes Costa, mayor of Juruti. “However, the company has sought to establish partnerships and cooperation with the local government to provide a solution to the municipality’s issues.”

A license was granted following the hearings, and construction began after the project was approved by Alcoa’s Board of Directors in September 2005. Interaction with the Juruti and state stakeholders has continued beyond the licensing of the project and is being further developed through collaboration with various non-governmental organizations.

“We think that through Alcoa’s interaction with the communities and the support of community activities, the Juruti project will be more successful and reach its objectives,” said Figueira. “The winner will be the municipality of Juruti, which so yearns for its own development.”

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.	5

Profile

REPORTING PROFILE

To give stakeholders access to more detailed and current information on our sustainability performance, we have moved to continuous online reporting supplemented by a year-end highlights document. The information in this 2005 highlights document is for Alcoa’s global operations during the period January 1 through December 31, 2005, unless otherwise noted.

The more extensive information and data contained in our online reporting will be updated throughout the year, making our sustainability reporting more relevant and timely.

Patrick Atkins

Director of Energy Innovation, Alcoa

“To paraphrase a famous author, ‘Sustainability is never having to say that you are sorry.’”

A new online navigation structure, which highlights our approach, programs and actions, and performance data for each major sustainability topic, will help users more quickly access the information they need. We have also maintained the GRI index online so stakeholders can quickly compare our information with the Global Reporting Initiative guidelines.

Sustainability reporting is one part of our commitment to reporting. It should be read in conjunction with the 2005 Alcoa Annual Report, Form 10-K for the year ended December 31, 2005, and other information contained on www.alcoa.com to gain a broader perspective of our environmental, social, and economic performance.

ORGANIZATIONAL PROFILE

Active in all major aspects of the aluminum industry, Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum, and alumina facilities. We serve the aerospace, automotive, packaging, building and construction, commercial transportation, and industrial markets, bringing design, engineering, production, and other capabilities of our businesses to customers.

In addition to aluminum products and components, we also market consumer brands, including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among our other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks.

Alcoa is a values-based company.

Alcoa At-A-Glance 2005

Total Revenues	US$26.2 billion
Number of Employees	129,000
Countries with Operations	42
Combined Alcoa,
Alcoa Foundation Giving	US$40 million

2005 Third-Party Revenues by Segment

(billions of US dollars)

Corporate Governance

Our values guide our behavior at every level and apply across the company on a global basis. We expect all directors, officers, and employees to conduct business in compliance with our Business Conduct Policies, and we survey compliance with these policies on an annual basis.

The Alcoa Board of Directors has adopted a number of policies to support our values and good corporate governance, including corporate governance guidelines, board committee charters, director independence standards, and a code of ethics for the chief executive officer, chief financial officer, and other financial professionals. All of these documents are available on www.alcoa.com. Printed copies are also available at no charge by sending a request to Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, or by calling (412) 553-3905.

Following are highlights of our corporate governance efforts. More extensive information, including that concerning our Board of Directors, can be found on www.alcoa.com.

Human Rights

Alcoa’s approach to issues involving human rights is guided by our values and principles. Our human rights statements, including those involving child labor and freedom of engagement, can be found on www.alcoa.com.

Audit Process

Our audit goal is to maintain world-class transparency and accountability in Alcoa operations.

Over the last several years, we have significantly reduced our ratio of non-audit to audit fees paid to our independent auditor. In 2005, audit and audit-related fees totaled US$14.1 million. Fees related to tax services totaled US$1.3 million, and non-audit-related fees were US$0.

Rachel Mottram

Operations Center 2 Manager, Wagerup, Australia

“Sustainability is about achieving a balance between the environment, industry, and the community.”

We have long had a global Internal Audit Department, which is responsible for providing financial, information technology, environmental, and health and safety audits in all Alcoa locations across the world. The group’s focus is to assess risk across the company, apply audit resources to address those risks, and develop recommendations to close any gaps that are detected as a result of an audit.

Ethics and Compliance Line

Alcoa’s Ethics and Compliance Program is designed to ensure that all Alcoa employees understand and fully comply with the letter and spirit of the laws and regulations that govern our businesses, as well as our Business Conduct Policies and guidelines.

Our global Ethics and Compliance Line provides employees and other concerned parties an anonymous channel for expressing concerns and raising issues about workplace activities and business practices. Employees are also encouraged to use the line to obtain an interpretation of laws or regulations, seek clarification of Alcoa policies or procedures, or simply ask for advice on proper actions.

The compliance line is available to Alcoa employees worldwide, with the local toll-free compliance lines answered in the caller’s native language. We also offer an ethics and compliance email address (anonymous, if desired) and a postal mail address for submission of written inquiries. Every concern or request for advice is addressed and responded to without reprisal, and we currently have a target response date of 18 calendar days contingent upon the seriousness and number of issues raised. Our goal is to resolve 90% of cases within 12 working days by 2009.

When an employee calls or sends written notice, the issue is reviewed immediately. Those that are felt to pose an immediate threat to the personal safety of employees, Alcoa property, or the community are sent to pre-determined emergency contacts, who begin an immediate investigation and institute corrective action when necessary. Non-emergency issues are sent to a regional liaison for review and forwarding to the appropriate location or business unit for investigation.

Once an issue is resolved, a written report on the investigation and any corrective actions is submitted to the regional liaison, who then provides a response to the employee.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.	7

Environment

Operating in a manner that protects and promotes the health and well-being of the environment is a core value to Alcoa. We have been widely recognized by government and non-government agencies around the world for our environmental stewardship, and this success is driven by our people.

In 2001, we developed an initial set of long-range goals to be achieved by 2020, with routine measurement to track our progress. We updated these goals in early 2006 as part of a larger initiative to enhance Alcoa’s sustainability framework.

We have made significant progress against many of our goals, such as meeting the 25% reduction in greenhouse gases seven years before the 2010 deadline and achieving a 50% reduction in landfilled waste before the 2007 goal. In other areas, our progress has been less than desired. In these cases, we will be open about our progress and state specific measures aimed at bringing focus to these areas. For example, progress remains slow toward our goals concerning the use and discharge of water. We are taking specific steps in 2006 to clarify the goals, prioritize interim objectives, and identify specific plans for those operations that account for the majority of Alcoa’s total water consumption.

Helping drive our performance is our corporate-level EHS management system, which was certified to the ISO 14001 standard for the second year in a row in 2005. We were one of the first corporations to obtain this certification.

Daniel Faucher

Technical Supervisor, Potline 1, Alcoa Bécancour, Canada

“Sustainable development is no longer an option; it is a condition of continued growth.”

MATERIAL USE & RECYCLING

We mine bauxite, lignite, coal, and other minerals. We convert the bauxite to aluminum oxide and then to aluminum through processes that use fuels, caustic soda, lime, petroleum coke, coal tar pitch, aluminum fluoride, other chemicals, and water. We also use fuels and hydroelectric facilities to produce electrical energy. In addition, we manufacture a wide variety of products from plastics for the packaging, construction, and transportation markets.

We attempt to reuse the waste from our processes or make it practical for others to use it. Similarly, we explore opportunities to use waste materials as raw materials in our processes where technically and economically feasible.

In the last few years, we have been a leader in finding ways to transform spent pot lining (the carbon and refractory lining of aluminum smelting pots that have reached the end of their service life) into a raw material for other industries. At the end of 2005, 28% of the spent pot lining that we produce each year is no longer a waste but rather a raw material. We missed our 50% target due to slower than expected progress on the issue. However, we are closely evaluating other opportunities and expect the recycling rate for this material to reach 56% by the end of 2006.

In 2005, we initiated a full-plant program to use carbon dioxide (CO2) to neutralize the bauxite residue—the refining industry’s highest volume solid waste – produced at our Kwinana refinery in Australia. We are currently exploring the expansion of this practice to several other refineries.

Recycled metal from products like used beverage cans, end-of-life vehicles, demolished buildings, and discarded consumer products continues to be an important source for our basic material, and its importance will keep growing. In 2005, we increased purchases of recycled aluminum by 31%. In addition, we are actively engaged in developing new and improved technologies for processing an increasingly wide variety of grades of scrap aluminum.

Aluminum Metal Recovered by Alcoa from Purchased Scrap

(thousands of metric tons)

Environment

ENERGY

We have emphasized energy efficiency since the early days of the company. In 1900, the electrical energy requirements to make a kilogram of aluminum from alumina were more than 55 kilowatt hours (kWh) of electricity. By 2000, our electrical energy requirement was reduced to 15 kWh per kilogram. Today, our best plants can produce primary metal using only 13.3 kWh per kilogram.

We continue to explore renewable energy resources, including wind, solar, landfill gas, coal bed methane, and additional hydropower. We also believe that, in many cases, existing hydroelectric facilities can be improved and the power generation increased without using any more water. In 2005, the Low Impact Hydropower Institute (LIHI) certified Alcoa Power Generating Inc.’s (APGI) Tapoco hydroelectric project as an environmentally responsible, low-impact hydropower project.

All Alcoa businesses have been charged to set aggressive energy efficiency goals and to develop and deploy plans to achieve their targets in 2006. Performance against the targets will be measured and reported to the highest levels of the company.

Distribution of Total Energy Used (percent)

	Oil	Gas	Coal	Hydro	Grid1
2000	8.5	17.6	34.5	36.7	2.7
2001	8.3	17.2	35.3	35.6	3.6
2002	8.7	17.8	32.8	37.6	3.0
2003	8.5	17.0	35.4	36.1	3.0
2004	9.1	17.4	36.1	34.3	3.0
2005	9.2	16.9	33.7	37.1	3.0

[1]	Purchased electricity where the source of the power is not fully defined.

Represents distribution of gigajoules from all purchased and self-generated electricity plus all fuel used. Energy from coal decreased due to slightly lower fossil fuel based generation, while energy from hydro increased largely due to increased aluminum smelter production and associated purchases of hydroelectric power.

WATER

Reducing the use of water in our operations will make more available to meet the other needs of the communities in which we operate and reduce the volume of waste-water to be discharged or managed under ever-increasing regulatory requirements.

We must remain vigilant to reach our goal of a 60% reduction in water use by 2009 and 70% by 2010 from a base year of 2000. Through 2005, we achieved a 23% reduction in process water. Further reduction will require our businesses using significant amounts of water to focus on operating practices and/or projects that will allow us to maximize the recycling of process water. This will reduce both the need to extract fresh water and water discharges to the environment, which will give us time to explore process changes that might lead to reduced water demand overall.

We continue to improve the quality of our wastewater and are striving to reduce the volume discharged. Our long-term goal is to reach zero discharge of process water by 2020. In some refineries, like those in Western Australia and Jamaica, we have achieved this goal.

Total Process Water Use

(millions of kiloliters)

Increase between 2004 and 2005 due to increased production. Data changes from prior reporting due to more complete and accurate information becoming available.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.	9

Harnessing Nature to Treat Discharge Waters

Permitted chemical levels in discharge waters are increasingly dipping into the difficult-to-measure low part-per-billion (ppb) and part-per-trillion (ppt) ranges. Putting this into perspective, one ppt is like moving six inches on the way toward the sun.

Alcoa researchers were challenged to find a treatment technology to cost-effectively meet these more stringent requirements. Their solution—natural media filtration—has the potential to save the Lafayette, Indiana, USA, location US$10 million in capital expenditures and US$1 million in annual operating and maintenance costs compared to traditional end-of-pipe treatment technologies, such as sand filtration and activated carbon.

Natural media filtration (NMF) technology involves flowing discharge water through a bed of gravel topped with a thick layer of compost material. The compost filters out and adsorbs particles that contain chemical contaminants, which are then broken down by bacteria over time.

The Lafayette location faced a legacy contamination of stormwater by poly-chlorinated biphenyls (PCBs), which are continuously picked up as process water and stormwater flow through existing sewer lines. Although the plant’s water treatment system met permitted limits for PCBs, new lower limits created the need to evaluate other treatment technology.

Lafayette’s natural media filtration pilot system, which measures approximately 18 meters (60 feet) by 18 meters, has consistently reduced PCB levels to the one to 10 parts-per-trillion level—well below the new permit limits. This exceeds results from conventional activated carbon systems. There is also the possibility that the NMF-treated water, because of its quality, could be used onsite rather than discharged.

While the Lafayette system currently treats all process water and some stormwater, it may be expanded as PCB discharge limits become more stringent. Alcoa is piloting this innovative natural treatment system—which received a 2005 Alcoa EHS Achievement Award—at other locations and sharing the technology with other companies at no cost.

BIODIVERSITY

Consistent with Alcoa’s environmental policy and our published position on sustainable development, we actively endorse the concept of conservation of biodiversity by operating worldwide in a manner that minimizes effects on natural habitats and biological resources.

Accordingly, biodiversity preservation is a key consideration in the planning for new or expanded operations, disposition of assets no longer operated, and the day-to-day management of lands we own. Our basic approach is to minimize the disturbance of the original habitat and work closely with community and regulatory stakeholders to restore those lands we do impact to the most productive use possible, including, where feasible, re-establishing pre-operating conditions.

In 2005, we made significant advances in the development of rehabilitation strategies for two of our mines. In Guinea, a record 243 hectares (600 acres) were rehabilitated to a combination of native dry savannah vegetation and tree crops (mainly cashew nut). In Suriname, we initiated a program to rehabilitate legacy mined areas, some of which were disturbed more than 50 years ago.

Area disturbed means annual land used in each reported year for mining or for mining infrastructure (roads, shops, crushing equipment, conveyors). Area rehabilitated means annual land returned to nature or to productive use (such as farming) after mining or decommissioning of mine infrastructure in each reported year. Open mine area is the cumulative area of land that has not been rehabilitated (including active mines and land used for mining infrastructure). One hectare equals approximately 2.5 acres.

The increase in bauxite production in Alcoa mines has resulted in the increase in the amount of land disturbed on an annual basis. We expect the area rehabilitated to equal the area disturbed when averaged over time.

Environment

EMISSIONS, EFFLUENTS, & WASTE

Alcoa has long held the position that wastes should be minimized. Since establishing our 2020 goals, we have made considerable progress toward the reduction of key environmental emission or generation rates. These include, from a baseline of 2000, significant reductions in volatile organic compounds (VOCs), nitrogen oxides (NOx), and the volume of waste disposed in landfills. Additional focus will remain on our goals for similarly reducing sulfur dioxide (SO2) and mercury emissions.

In 1998, we established a Climate Change Strategy Team that has developed and promoted our position on climate change, including our target of reducing greenhouse gas (GHG) emissions by 25% below 1990 levels by 2010. We achieved that goal in 2003, and we are now considering additional targets as we strive to maintain our GHG reductions as the company grows significantly.

Direct Greenhouse Gas Emissions (million metric tons of CO2 equivalents — CO2, e)

	Direct Carbon Dioxide (CO2)	Perfluorocarbons (PFCs)	Sulfur Hexafluoride (SF6)	Total
1990	26.8	17.1	2.2	46.1
2000	29.4	7.8	1.1	38.3
2001	28.5	4.4	0.7	33.6
2002	28.7	4.8	0.0	33.5
2003	29.4	4.3	0.0	33.7
2004	30.0	3.7	0.0	33.7
2005	30.2	4.2	0.0	34.4

Direct GHG emissions are the emissions from the facilities where Alcoa has at least a 50% ownership and/or management control. Changes to historical CO2 emissions were made to more accurately reflect the scope of power generation assets managed by Alcoa. PFC emissions were updated consistent with recent updates to Alcoa’s Canadian PFC inventory. Due to the significance of greenhouse gas emissions, Alcoa is upgrading its GHG accounting system consistent with emerging international protocols. Historical data, emissions factors, and process coefficients continue to be scrutinized, and resulting emissions will be revised in future updates as necessary. Please see the online reporting for additional information on our dynamic reporting process.

Emissions

	SO2	NOx	VOCs	Mercury	Fluoride
	(thousands of metric tons)	(thousands of metric tons)	(thousands of metric tons)	(thousands of kilograms)	(kilograms/metric ton of aluminum produced)
2000	309.2	65.7	18.7	4.35	0.95
2001	286.5	58.0	15.8	3.35	0.92
2002	276.7	52.1	15.7	3.18	0.89
2003	289.1	53.6	13.2	3.50	0.84
2004	291.4	51.3	11.6	4.16	0.83
2005	271.6	44.7	11.6	3.99	0.80

The mercury emissions from Alcoa refineries are a function of the volume of bauxite processed. The changes in emissions in 2004 reflect the increased production at our Suralco refinery in Suriname.

Waste

	Total Wastes Generated	Total Wastes Landfilled[1]	Total Wastes Sold or Recycled
	(millions of metric tons)	(thousands of metric tons)	(thousands of metric tons)
2000	1.76	858	888
2001	1.91	541	1,029
2002	1.82	527	1,064
2003	1.64	474	1,259
2004	1.49	369	1,097
2005	1.65	361	1,045

[1]	Does not include bauxite residue.

Bauxite Residue Generated

(tons per ton of alumina produced)

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Health & Safety

HEALTH

To achieve our ideal state of zero work-related illnesses and injuries and improved health and well-being for all employees, we strive to identify and quantify health risks in the following categories:

•	Chemical, physical, and biological agents present in Alcoa locations from our manufacturing processes, operations, or products.

•	Work-related injury that may be triggered or exacerbated by non-workplace factors.

•	Acute and chronic disease that may be associated with, or impacted by, workplace factors.

With the health risks identified, we systematically eliminate or control the identified risks. We establish and track long-term and incremental targets to quantitatively monitor progress toward achieving our stated goals and the ideal state. Global cross-functional lead teams are commonly established to comprehensively address specific target areas, such as ergonomics.

In 2005, we achieved the following:

•	100% of locations identifying and describing workplace health hazards.

•	94% of identified workplace health hazards across all global locations

Alcoa Employee Finds Cutting Edge Ergonomic Solution

After performing an ergonomically challenging task numerous times, an employee at Alcoa’s Western Australia mining operations worked with an equipment manufacturer to eliminate the ergonomic risk without causing other safety or mechanical issues.

Scrapers are used extensively in the mining operations to remove topsoil and overburden and expose the caprock and bauxite ore. The machines are also used in mine rehabilitation, returning the native, seed-laden upper soil layer to mined areas.

The bowl of the scraper has a leading cutting edge consisting of hardened steel sections bolted to the machine’s bowl. The cutting edge is dragged through the ground and requires changing up to seven times a year due to wear. This is equal to more than 70 changes annually across Alcoa’s Western Australia scraper fleet.

Changing the cutting edge requires raising the scraper’s bowl and safely supporting it approximately 0.6 meters (two feet) above the ground. An employee lies on his or her back beneath the secured bowl and loosens the cutting-edge securing nuts using a heavy pneumatic impact gun. When all the nuts are loosened, the edge is supported by a crane while the nuts, bolts, and worn edges are removed, with the employee remaining clear of the suspended load.

The crane is again used to lift the new edges into place, and the employee lies on his or her back while using the impact gun to tighten the retaining nuts.

Lying on the back with the arms partially extended and supporting a heavy impact tool for extended periods of time increased the risk of strain and sprain injuries to the arms, shoulders, neck, and back. In addition, employees often experienced physical fatigue from working in these awkward positions.

With the support and assistance of his immediate supervisor and department coordinator, Gary Creek, a heavy-duty maintenance fitter at Alcoa’s Willowdale Mine, began working with the cutting edge supplier to design an alternative edge that removed the person from beneath the machine. The modified edge and redesigned bolts that resulted from this collaboration allow the employee to stand in front of the bowl and place the impact tool on top of the bolts, eliminating all the ergonomic issues inherent in the previous method.

The modified cutting edges are being installed on Alcoa’s entire Western Australia fleet. Ergonomic injuries associated with the edge-changing process decreased significantly through the end of 2005.

The project received a 2005 Chamber of Minerals & Energy Occupational Safety and Health Innovation Award.

Scraper

Health & Safety

adequately measured, against a target of 95%.

•	26% reduction in the number of chemical hazards exceeding Alcoa standards by reporting locations between 2004 and 2005, against a target of 20% for the two-year cycle.

•	27% reduction in the number of the top 10 noise sources exceeding Alcoa standards by reporting locations between 2004 and 2005, against a target of 20% for the two-year cycle.

•	44% decrease in the proportion of lost workday cases due to ergonomic issues between 2001 and 2005.

•	96% of established global locations had employee assistance program (EAP) services, and 96% had health promotion activities against targets of 100% for each.

SAFETY

Successful safety systems are built on a foundation of values and principles with the cornerstones being anchored in place by people, trust, and production system stability. The following are the four main activities undertaken in support of our safety system:

•	Assessing the risks, aspects, and impacts associated with our products, services, and operations.

•	Developing and implementing operational controls with built-in layers of protection.

Primary Focus on Safety Nets Significant Improvements

Through an aggressive safety initiative focused on leadership, communication, and risk remediation, Alcoa Primary Metals transformed itself from a below-average safety performer within the Alcoa system to one that achieved 2005 lost workday and total recordable rates that were 78% and 80% lower than the 2000 rates.

In 2000, Alcoa Primary Metals had a lost workday rate that was 46% higher than the Alcoa average. The total recordable rate was even worse-70% higher than the average. In response, the business instituted a safety program that focuses on seven key areas:

•	Clear vision and expectations: The president of Primary Metals sets and communicates expectations and aggressive targets for reducing serious injuries.

•	Communication: To achieve the aggressive targets, the business conducts daily safety toolbox meetings, requires up-to-date safe job procedures for every task and a review of those procedures before work begins, and has management spend more time on the floor. An incident fact sheet, prepared immediately following a recordable incident, is communicated throughout the business.

•	Consistent safety leadership: Department managers and supervisors consistently engage the work-force to avoid any gaps between a plant manager’s safety expectations and employee understanding of those expectations.

•	Root cause analysis: Safety statistics are analyzed on a weekly basis to identify the critical issues that impact injury frequency and to develop specific safety initiatives to address them.

•	Flexible and adaptable approach: The business quickly judges if a safety program is working. When one isn’t effective, it is either altered or ended so another program can be instituted.

•	Medical case management: Injured employees are sent to the plant’s medical department for evaluation. If an outside medical resource is required, a manager accompanies the employee to ensure the best medical care possible is being provided.

•	Focus on the critical few: Most of Primary Metal’s injuries occur in four or five categories, including heat stress, burns, ergonomics, and hand injuries. Extra focus on these critical few ensures continuous improvement and the greatest gains.

•	Focus on doing the basics right: Employees are taught that safety is the number one priority and should never be compromised. They have the right to stop a job if they feel it is unsafe, and they are trained to constantly look for potential risks so they could be addressed before there is an incident.

“The past five years have changed my view about safety and security significantly,” said Gilles Drapeau, a mill-wright at the Baie-Comeau, Canada, location. “I take my time to evaluate every job I do, and I try to use adequate material and tools to do the job. The changes have helped us work more safely.”

Adds David Butland, chargehand in the shipping department at Baie-Comeau, “We all have family and friends that we would like to spend more time with. We cannot do that if we have a major or even a minor incident. It is better to take the time now and do your job safely than regret it later, or worse, have your family regret it for you.”

While the results to date have been significant, Primary Metals has set an even more aggressive target—zero recordable injuries by 2008.

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•	Monitoring and maintaining the risk assessment, controls, and implementation to ensure they are current and effective.

•	Reacting to correct gaps in our protective systems and continuously improve system stability.

Paul Thomas

Executive Vice President, People, ABS, and Culture

“If we take care of our customers, our people, and our communities, they will, in turn, take care of us. In doing so, we will create an organization that will grow profitably and in a sustainable way.”

In 2005, we focused on simpler and more binary safety standards, the adoption of the ISO 18001/14001 management system, common information systems, and streamlined audit protocols. For training, we conducted 28 safety and health skill-builders and more than 116 web-based broadcast sessions to ensure that business unit and location professionals have the knowledge and skills necessary to support the EHS program needs.

In spite of our efforts, we experienced six fatalities in 2005. An internal fatality prevention team, along with two external safety consultants, reviewed our fatality experience to uncover any trends in how and when our fatalities have occurred. In response to the team’s findings, we focused our business units and locations on the need to conduct a hazard assessment prior to starting tasks not identified as “routine”; continuously improve on our ability to identify critical tasks with fatality potential; and ensure that highly specified safe work procedures exist and are being followed where such risk exists—especially among our contractors, whose rates are higher.

At the corporate level, we took steps to strengthen our incident investigation procedures and introduced a Fatality Prevention Awareness Program (tape, single-point lesson, and delivery instructions). We also continued our work to understand and address the apparent drivers associated with human error, increased vulnerability for fatalities during the last steps in a job sequence, and tasks performed at the end of the work shift or day.

In addition, we implemented overtime caps of 16 hours-per-day and 64 hours-per-week (66 hours for employees working 12-hour shifts) and require waivers with location manager approval in response to a study that documented an association between injuries and extended work hours.

Lost Workday Rate

Lost workday rate represents the number of injuries and illnesses resulting in one or more days away from work with or without days of job transfer or restrictions per 100 full-time workers.

Total Recordable Rate

Total recordable rate represents the number of injuries and illnesses resulting in days away from work, job transfer or restriction, medical treatment, or other recordables per 100 full-time workers.

Our People

Our people are the foundation of our success throughout the world. Our goal is to attract, develop, and retain the best talent and create an environment that enables each employee to contribute to our collective success.

In 2005, we initiated a global transformation of our human resources (HR) function to achieve this. We conducted an HR value scorecard survey with Alcoa’s executive council, business unit presidents, plant managers, and HR professionals to evaluate areas where we needed to improve our HR processes and partnerships.

Working together, we are confident that we can focus on growth, attract and retain diverse talent, maintain an engaged workforce, and develop the leaders for today and for our future-both in the community and at work.

DIVERSITY

Diversity and inclusiveness within our organizational culture are central to our aspiration of being a values-based and value-creating enterprise. Our Alcoa Business System begins with a fundamental respect for the contributions of each employee, regards differing individual experiences as strengths, and nurtures opportunities to achieve professional and personal success. We seek to ensure that the work climate promotes inclusiveness. All qualified individuals seeking job opportunities with us will receive consideration for employment without regard to race, color, religion, sex, disability, sexual orientation, or national origin.

In 2005, Alcoa Women’s Network continued to provide the catalyst to develop women leaders throughout the company by helping Alcoa improve its recruitment, retention, and promotion of these leaders. Key initiatives include local networks (18 as of the end of 2005), an executive-level mentoring program (more than 50 pairs in 2005), a local-level mentoring toolkit, and community outreach.

In 2005, the Alcoa African Heritage Network launched a pilot mentoring program involving 10 mentoring pairs. The goal is to foster a mentee’s personal and professional development and continued integration into Alcoa.

Number of Employees

Alcoa does not aggregate global data differentiating part-time from full-time employees. Employment increased in 2005 due to the acquisition that included two Russian fabricating facilities from RUSAL.

Alcoa Women in Leadership Positions

(percent)

	Manager	Senior Managers	Executives
1999	9	7	2
2005	14	10	8

COMPENSATION

Our compensation programs have a significant impact on our people, performance, and capability to meet the expectations of our internal and external stakeholders. These programs are designed to support our business strategy by rewarding behaviors that deliver results against business goals.

Nene Sow

Sustainability/ Community Relations Manager, Alcoa Guinea

“To me, sustainability means economic development that takes into account environmental, economic, and social impacts in order to meet present needs without compromising the needs of future generations.”

A growing tightness in the market for leadership talent has resulted in more aggressive and creative compensation packages to attract new talent and retain our existing leaders. In light of escalating benefit costs, we are also evaluating new ways to make our benefit programs effective for our employees while limiting long-term liability for Alcoa.

Another challenge we face is the need to understand our new markets, such as Russia and China, and institute a total compensation package that attracts and retains talent in these new regions.

In 2005, we launched the Equity Choice Program to give participating employees more control over how they receive their annual long-term stock-based incentive compensation and greater ability to tailor the rewards to their personal preferences. We also announced that we would replace our defined benefit pension plan for most new U.S.

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salaried employees as of March 2006 with a competitive, more flexible, and portable 401(k) defined contribution plan.

Labor Costs

(billions of US dollars)

Includes salaries plus employee expenses for external training, transfer and relocation, expatriate costs, workers’ compensation, travel, recognition and rewards, medical expenses, meals, recruitment, transportation, education, work clothes, retiree medical, and other employee-related expenses. Excludes contract and temporary labor and computer- and communications-related expenses. 2004 labor costs were increased by US$0.1 billion from prior reporting for consistency with other years provided.

TALENT MANAGEMENT

The next 10 years will see dramatic changes to the global labor market due to retiring baby boomers and fewer entries into the workforce in several regions. We are keenly aware of the changing climate with respect to the labor market, and we have adopted an approach that has four key elements: acquisition, assessment, development, and retention/ deployment.

To identify and acquire employees at all levels in their career, we have established campus recruiting efforts and also selectively recruit key experienced hires. To assess and manage an employee’s performance and progression through the company, we use both a performance management process and a people review process. The latter involves conducting a global assessment of all talent in job grades 21 and above, with some business and resource units electing to assess lower job grades. More than 1,300 leaders were reviewed in 2005.

We also expanded how we help our employees develop throughout the various stages of their career with us. We continued our global rollout of Learning Express, a self-service online learning system where an employee can search Alcoa’s global learning catalog, select and enroll in courses (such as web-based or instructor-led), develop an individual learning plan, ensure monitoring of certifications, assess performance gaps, and maintain comprehensive records of existing and acquired skills. At the end of 2005, the system was available to 62,000 employees and will be deployed to more in 2006. We also expanded our leadership development offerings in 2005 by piloting a program for emerging leaders.

Refinery Impact Assessment Helps Build a Skilled Workforce in Guinea

By using university students and recent graduates to conduct socio-economic surveys necessary for the social and environmental impact assessment of a proposed refinery in Guinea, Alcoa is taking an early step to provide employment and training opportunities for this emerging segment of the country’s workforce.

The men and women conducting the surveys collect data and convey information to and from the community. They each receive training on the following subjects:

•	Basic English.

•	Land tenure and property rights.

•	Consultative processes with communities.

•	Research methodology on social evaluation for borehole clearances.

“My work with Alcoa has not only helped me have my first real job—which allows me to satisfy my basic needs-it has also helped me acquire new work experience,” said Ibrahima Saran Diallo, a 2004 graduate of the University of Conakry with a bachelor’s degree in regional development. “Through participating in community meetings, taking notes, writing reports, and participating in training, I’m getting a great work experience.”

Regarding the long-term, he adds, “This is having a positive effect on my career in the sense that it is continuing my university training. I had already done a number of participatory research projects related to community development in the course of my end-of-studies thesis. This is the type of research I’m doing with Alcoa, so I hope to have the chance to continue in the same field.”

In addition to providing jobs in a country facing a high unemployment rate, the project is helping Alcoa begin to build a pool of skilled candidates for positions at the proposed 1.5 million metric-tons-per-year refinery.

In November 2005, Alcoa World Alumina LLC and Alcan Inc. announced the signing of a basic agreement with the Government of Guinea that sets forth the framework for development of the proposed refinery. Feasibility studies are being undertaken to provide the necessary information needed to make an investment decision.

Community

As a global organization, Alcoa touches the lives of thousands of people every day in the communities where we operate—through our employees, customers and suppliers, in our plants, and through our many nonprofit partners around the world.

Wherever we go, whatever we do, we take our values with us. They are the core of what defines us and drives us. One of our values—accountability—measures our success in the context of our many stakeholders, specifically mentioning the long-term health and well-being of our communities.

COMBINED COMMUNITY INVESTING

Each year, Alcoa and Alcoa Foundation together donate millions of dollars in community investment grants in Alcoa communities worldwide. This combined effort provides a world-class standard of excellence in corporate citizenship.

Major community investments in 2005 included the following:

•	Alcoa and Alcoa Foundation jointly sponsored Russia!, the most comprehensive exhibition of Russian art ever assembled in the United States, at the world-renowned Solomon R. Guggenheim Museum in New York.

Ann Whitty

Vice President and General Manager, Warrick Operations, Indiana, USA

“Sustainability is about making sure that we are doing our part, both as individuals and as Alcoa employees, to ensure that our children and their children have just as good a world to live in as we have had.”

•	The Andy Warhol Museum, Alcoa Foundation, and Alcoa partnered to organize an extensive exhibition of Andy Warhol’s work for a tour of three major Russian cities that began in September 2005. The exhibition was the largest and most important Warhol exhibition ever to travel to Russia.

•	Alcoa contributed US$1.3 million to build a state-of-the-art sports facility in East Iceland that will include a full-length football (soccer) field and a 100-meter track.

•	Alcoa Foundation awarded a US$100,000 grant to the Temple University Beasley School of Law in support of its Judicial Education Program that offers short-term educational opportunities to judges in the People’s Republic of China.

Conservation and Sustainability Fellowship Program

Alcoa Foundation created the Conservation and Sustainability Fellowship Program, a unique US$8.6 million program to advance the knowledge in the field of conservation and sustainability through fellowships to outstanding academics and practitioners from non-governmental organizations. Five academic partners will mentor and support the research projects of the academic fellows, and three sustainability institutes will do the same for the practitioner fellows. The program is advised by a distinguished panel of experts in the field as well as leaders at Alcoa whose work and interests are in the areas of conservation and sustainability.

Program participants and other stakeholders will convene biennially at an international setting with other leaders in the field. The meetings serve to share research findings and develop networks to enhance further collaborative research and joint implementation of projects addressing global and local challenges in conservation and sustainability. Alumni networks for fellows and program partners are designed to

Combined Community Giving (US dollars)

	Alcoa Foundation	Other Related Foundations	Alcoa	Excess FMV of Donated Property	Total
2001	21,284,784	658,951	18,088,028	12,600,000	52,631,763
2002	17,211,415	536,022	11,355,071	5,650,000	34,752,508
2003	14,970,191	517,000	11,069,967	265,405	26,822,563
2004	17,000,536	533,707	10,691,586	556,770	28,782,599
2005	22,751,132	646,629	16,311,579	272,122	39,981,462

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continue connections among participants and key stakeholders after formal program activities conclude. In addition, annual meetings will be held for the fellows, Sustainability Cabinets, and institute members.

EMPLOYEE ENGAGEMENT

Our social commitment is evidenced in more than grantmaking.

Employee volunteerism offers a growing and global aspect of our engagement with communities.

From one employee working with a nonprofit organization or nongovernmental organization (NGO) to thousands volunteering around the world during our annual Week of Service, Alcoa is committed to supporting the efforts of our employees as they work to improve the quality of life in their individual communities.

In 2005, we made more than US$1.5 million in grants through our ACTION program. This program encourages teams of five or more Alcoa employees to spend a minimum of four hours on a community service project for a local nonprofit organization or NGO, and we recognize their efforts through a grant to the organization.

We also provided more than US$1.5 million in Bravo! grants to nonprofit organizations or NGOs in recognition of volunteer efforts by individual employees. In addition, nearly 7,700 Alcoa employees from 27 countries and 200 communities volunteered their time as part of our third annual Week of Service, which is a company-wide event that recognizes and encourages the volunteer efforts of employees around the world.

COMMUNITY CONSULTATION

Alcoa locations are part of the total social fabric in the communities where we operate. Our neighbors rely on us, and we rely upon them. We cannot expect to grow and prosper without the support of our plant communities. And when these communities have a problem, it is also our problem. We have learned that it is much easier to solve a problem—theirs or ours—with friends than with complete strangers.

We have excellent examples of relationship building in many locations where we operate. However, we need to continue improving so that our work with the community generates lasting value.

The Alcoa Community Framework—a tool and process used to facilitate and measure ongoing relationship-building and communications between Alcoa and its community stakeholders—helps us do this by establishing a consistent level of community citizenship for every Alcoa operating location. In 2005, we continued the framework’s roll-out in Africa, Asia, the Caribbean, Europe, and South America. About 85% of our worldwide operating locations had established community programs as of year end.

In-depth community consultation is an important component for any new project we undertake anywhere in the world as well as for expansions and upgrades at existing facilities. Examples of this consultation in 2005 included new projects in Iceland (smelter), Trinidad (smelter), Brazil (bauxite mining in Juruti), and Guinea (refinery).

In Iceland, for example, an advisory group comprised of Alcoa representatives and 30+ stakeholders—both for and against the project—developed and confirmed almost 50 indicators and nearly 70 associated metrics to measure the performance of a new hydro facility and smelter against sustainability targets.

The safety and health of the people in our existing plant communities as well as the protection of the environment beyond the walls of our facilities remain important to us. In 2005, 172 of our global locations held at least one environment, health, or safety community initiative. These initiatives have engaged 2.3 million individuals worldwide since 2001, with almost half a million engaged in 2005 alone.

Additional information about our community consultation, including a partial listing of stakeholders we have consulted or partnered with on sustainability issues, can be found in our online sustainability reporting.

Community

Turning Employees into Community Volunteers in Russia

With almost 500 employees volunteering for Alcoa’s Week of Service in October 2005, the company’s four locations in Russia began shifting responsibility for community engagement from plant management to employee volunteers.

While Alcoa had an established presence in Russia through a sales and administrative office in Moscow and an Alcoa Closure Systems International facility in Lyubachany, the company’s Russian workforce increased from around 230 employees to more than 11,000 with the early 2005 acquisition of two fabricating facilities in Samara and Belaya Kalitva.

The acquired plants were the main community contributors for years and had a long history of social involvement. In the past, plant management initiated most of the community engagement. The 2005 Week of Service provided an opportunity to engage existing and new employees in community activities, further instill the Alcoa corporate culture, and demonstrate how employees can apply Alcoa values to their everyday lives.

To ensure employees would benefit from the Week of Service experience, a team with members from all four locations developed the project’s overall goals and then designed events at each location. Nearly 500 employees volunteered to participate in the various activities, which was significantly above the number expected.

Events at each location were the following:

•	Moscow—About a third (30) of the employees from the Moscow office descended on a nearby playground to clean up waste and debris, paint, install a new slide and sandbox, and perform other beautification efforts.

•	Lyubachany—The most employees ever (26—almost every employee not scheduled to work) volunteered to remove logs and iron sheet from the basement of the local secondary school.

•	Samara—This plant’s 150 volunteers also focused on beautifying a local playground. Activities included removing waste and debris, installing a sandbox and benches that were manufactured in advance by Samara employees, preparing a flowerbed, installing a new slide, and painting.

•	Belaya Kalitva—During three events, the plant’s 268 volunteers planted more than 1,000 trees at two community locations. They also helped with interior and exterior repairs and beautification efforts at the Belaya Kalitva Children’s Home.

“Our kids found out what charity was and how it is carried out, and they also had the chance to meet people from another country for the first time,” said Sergei Shumsky, director of the Belaya Kalitva Children’s Home. “These people were benevolent, giving, and interested in the future of these children. They did not just talk—they also took action. The building has become more comfortable and beautiful inside. This is living evidence of Alcoa’s commitment to the community.”

In all, Alcoa’s Russian employees volunteered more than 1,300 hours during the 2005 Week of Service.

Beautifying a community playground

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Economic

We understand the importance of the economic value we generate to our customers, shareholders, communities in which we operate, and our employees. These stakeholders are impacted by our capital investments, purchases of goods and services, taxes, salaries, community investments, and shareholder returns.

The financial challenges we face in today’s global marketplace are many, and they are varied. In 2005, we faced significant pressures from rising input, energy costs, and other cost inflation. Increases were higher than anticipated, reaching more than US$1.2 billion. We helped offset the increases by passing through significant price increases to downstream customers, improving our mix of value-added products, continuing productivity gains, and lowering taxes.

We worked hard in 2005 to overcome these challenges. Highlights of our performance include the following:

•	Total revenues of US$26.2 billion, the highest in the company’s history.

•	Profits of US$1.23 billion, the second highest in the last five years.

•	Debt-to-capital ratio of 30.8%, which was within our target range despite investments in an aggressive growth strategy.

SHAREHOLDER VALUE

We are focused on generating above cost of capital returns, driving year-over-year earnings per share growth, and maximizing total shareholder returns. Our strong financial track record has positioned us to achieve our primary financial goal—creating significant value for our shareholders.

While we were disappointed with our share price performance in 2005, we continued to outperform direct competitors on return on capital (ROC) and cash flow generation while building for the future and delivering today. We are convinced that we are taking the right actions for today and tomorrow for our shareowners, and that this will be proven by the long-term sustainability of our company and higher shareholder returns.

Distributions to Shareholders

	Dividends[1]	Dividends Paid per Common Share
	(millions of US dollars)	(US dollars)
2001	518	0.60
2002	509	0.60
2003	516	0.60
2004	524	0.60
2005	524	0.60

[1]	Includes dividends to both common and preferred shareholders.

CUSTOMERS

To grow Alcoa, we must focus on capturing profitable, organic growth by expanding business with our existing customers and adding new customers, particularly in fast-growing global markets.

Our goal is to grow the enterprise and our non-primary aluminum businesses at a rate that significantly exceeds the natural growth rates of the markets in which we choose to grow. To achieve this, we must work with our customers to better understand and then meet their needs so they can differentiate themselves in the marketplace and experience above-market growth as well. We also must support the commercial function of our businesses, which ultimately set their own strategic direction and maintain profit and loss accountability in Alcoa’s decentralized structure.

While this decentralized structure gives our businesses broad flexibility in serving their markets and customers, it can create barriers to leveraging data, products, and cross-business solutions. In response, we have implemented initiatives like market sector teams, the Customer & Marketing Services group, digital marketing, and the Alcoa Growth Process to provide a structured marketing approach across our global operations.

In 2005, Alcoa’s revenues reached US$26.2 billion—a 13% increase over 2004. Excluding the price effects of the London Metal Exchange (LME), revenues grew nearly US$2 billion.

Sales

	Sales	Third Party Aluminum Shipments	LME[1]
	(billions of US dollars)	(metric tons)	(US dollars per metric ton)
2001	21.8	4,992	1,454
2002	19.7	5,236	1,365
2003	20.9	5,047	1,428
2004	23.2	5,120	1,721
2005	26.2	5,503	1,900

[1]	Average three-month aluminum price on the London Metal Exchange.

Data changes from prior reporting due to reclassification of discontinued operations.

Economic

Cristino Campos

Ingot Plant Operator, São Luís, Brazil

“Respect for the environment is essential for a company to work in a sustainable manner.”

PROCUREMENT

We are in the process of transforming our global procurement function into a world-class organization that will drive increased, sustainable value at a lower total cost.

Since 2001, we have worked to establish a foundation by optimizing our processes and establishing leveraging opportunities. We’re now moving to raise the capability of our procurement organization to world-class global supply management.

Major initiatives include the following:

•	Procurement Sustainability: We are an active participant in the Institute for Supply Management’s Committee for Social Responsibility. We have built a robust review process to ensure new suppliers adhere to our human rights statement, and we are working to encourage diverse companies to develop relationships with us. We also ensure that Alcoa’s safety value is driven into the organization and extends to our suppliers.

•	Global Competitive Sourcing: Designed to help lower our cost structure, this strategy involves sourcing products and services from countries and suppliers that meet our quality levels but at lower total costs. Four sourcing teams—Asia, Brazil, Eastern Europe, and Mexico—are responsible for helping our procurement specialists in Australia, North America, and Western Europe identify competitive suppliers.

•	Supplier Diversity Program: Our supplier diversity program encourages diverse companies to develop relationships with Alcoa. We have classified our suppliers by diversity status, developed a supplier diversity scorecard, and implemented a system to research opportunities for new relationships with diverse suppliers. We are also an active member of the National Minority Supplier Development Council in the United States. Beginning in 2006, supplier diversity will be made part of our seven-step strategic sourcing process.

•	Online Sourcing: Through the use of online sourcing to purchase goods and services, we have reduced procurement costs, leveraged our global purchasing power, and created a means for suppliers to broaden their visibility within Alcoa. More than 860 Alcoa buyers worldwide have been trained to use the tool.

Global Sourcing Project Identifies Low-Cost Mold Supplier

With constantly changing wheel designs and tooling that could cost US$50,000 or more, Alcoa Wheel Products (AWP) conducted a global sourcing initiative that resulted in significant savings through the use of a new supplier in China.

AWP produces cast and forged aluminum wheels for automotive and heavy truck original equipment manufacturers (OEMs) and related aftermarkets. Frequent wheel design changes and the need for trials and testing at different plants require new or additional molds—a significant expense. To reduce the cost, AWP tapped into Alcoa’s procurement sourcing teams in Brazil, Eastern Europe, and Asia to identify potential low-cost tooling suppliers for both its OEM and aftermarket needs.

After evaluating three supplier quotes from each region, AWP identified the China-based companies as having the highest cost-saving potential. An Alcoa representative visited each of the three potential suppliers, conducting an onsite audit to evaluate product quality, manufacturing infrastructure, human rights, and environment, health, and safety standards. The audit identified the supplier with the highest potential, and a second Alcoa team visited this toolmaker for a more in-depth technical review.

While the supplier had an already strong safety focus, the team discussed Alcoa’s safety emphasis and encouraged the supplier to create a process that would uncover previously undetected safety issues. Alcoa also requested additional changes to the final assembly and validation process and process controls to ensure the highest quality product.

In mid-2005, Alcoa selected the China-based supplier to begin providing its wheel molds. Quality has met Alcoa’s expectations, and average savings, including shipping, is significant. The success of the project has opened the door to developing new global relationships and leveraging Alcoa’s global resources.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.	21

Awards & Recognition

We measure our sustainability progress in many ways, including the awards and recognition we receive from external organizations and that which we grant internally to recognize outstanding performance at individual, team, and organizational levels.

Here are a few examples of corporate-wide awards we earned in 2005 and early 2006. A complete listing of internal and external awards can be found on www.alcoa.com under Sustainability.

2006

One of the Most Sustainable Corporations in the World

Corporate Knights and Innovest

Top Ten Company

2005 Covalence Ethical Ranking

(Also #8 in the best ethical score; #3 in the best ethical progress; and #1 in the mining/metals sector)

“Best of the Best” Blue-Ribbon Company

Fortune Magazine

2005

Top Three Most Sustainable Corporations in the World

Corporate Knights and Innovest

Most Admired Metals Company

Fortune Magazine

(Also #3 in products/services; #5 in innovation; #5 in social responsibility; and #10 in financial soundness)

Top Green Company

BusinessWeek Magazine and the Climate Group

Top 50 Employers for Minorities

Fortune Magazine

10 Rating (Highest) for Corporate Governance

Governance Metrics International

Brigitte Barman Zaza

People Services Coordinator, Lausanne Switzerland

“Sustainability is a means to move forward in any domain while respecting our environment.”

22	Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Alcoa
390 Park Avenue
New York, NY 10022
USA

Phone: 1 212 836 2600
Fax: 1 212 836 2818

Internet: www.alcoa.com

To provide feedback on Alcoa's sustainability report, please send an e-mail to sustainability@alcoa.com or complete our online survey at www.alcoa.com/go/sustainabilitysurvey.

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